CannaSys, Inc. Announces New Office Space in Denver, Colorado

Denver, CO – October 20, 2014/ Accesswire / -- On October 16, 2014, Thermal Tennis Inc.’s wholly owned subsidiary, CannaSys, Inc., a Colorado corporation, entered into an office lease agreement with Denver Tower Equities, LLC to lease approximately 1,786 rentable square feet.  The lease term is 40 months and commences on November 1, 2014.  The new office is located at 1720 S. Bellaire Street, Suite 325, Denver, CO, which will be the executive office for both companies effective November 1, 2014.  “Our new office space will give us room to grow as we continue to develop and implement our technology solutions to the emerging cannabis industry,” said Brandon Jennewine, Chief Executive Officer for CannaSys, Inc.  Thermal Tennis Inc. is a publicly held Nevada corporation subject to the periodic reporting requirements under the Securities Exchange Act.

About CannaSys, Inc.

CannaSys, Inc. (OTC Bulletin Board: TTNS – News) creates, develops, and commercializes innovative technology to solve problems, create opportunities, and streamline the connections among producer, seller, and consumer/patient segments in the cannabis industry.  CannaSys has developed three core offerings thus far and is working for industry adoption and monetizing the current set of software and service offerings.  CannaSys plans to develop, acquire, and build partnerships in order to bring innovative software solutions to market in both established and developing medical and recreational cannabis states.  For further information, please visit www.cannasys.com.

Forward-looking statements in this release are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Investors are cautioned that such forward-looking statements involve risks and uncertainties, including without limitation, continued acceptance of the Company’s products, increased levels of competition for the Company, new products and technological changes, the Company’s dependence on third-party suppliers, and other risks detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

Contact:
CannaSys, Inc.
Daniel Rogers
Tel:  1-800-420-4866
Email: dan@cannasys.com
Web:  www.cannasys.com